UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2006

Panacos Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See disclosure set forth under Item 5.02(c) below.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

As a result of the death of Samuel K. Ackerman, M.D., the Chief Executive Officer of Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”), in June 2006, the Company will recognize a charge of approximately $5.9 million during the quarter ended June 30, 2006. Included in the $5.9 million is a non-cash stock compensation charge of approximately $5.4 million related to the accelerated vesting of Dr. Ackerman’s options upon his death pursuant to the terms of his employment agreement with the Company. In the absence of the accelerated vesting, the Company would have incurred stock compensation charges related to these options of approximately $0.8 million during the second half of 2006 and approximately $1.6 million, $1.5 million, $1.4 million, and $0.1 million in fiscal years 2007, 2008, 2009 and 2010, respectively.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a) Not applicable.

(b) Not applicable.

(c) On July 11, 2006, Panacos announced that Graham P. Allaway, Ph.D. has been appointed as the Company’s President and Chief Operating Officer effective as of July 10, 2006. Prior to his appointment as the Company’s President and Chief Operating Officer, Dr. Allaway, age 50, served as the Company’s Chief Operating Officer commencing May 3, 2005. Prior to the merger between the Company (then known as V.I. Technologies) and our predecessor, a private company also known as Panacos Pharmaceuticals, Inc., in March 2005, Dr. Allaway was Chief Operating Officer of the former Panacos. He was founding Chief Executive Officer and President of the former Panacos on its formation in 1999. Prior to founding the former Panacos, Dr. Allaway was Senior Vice-President for Drug Discovery at Boston Biomedica Inc., which he joined in 1998. Prior to this, Dr. Allaway was Chief Executive Officer of Manchester Biotech (United Kingdom) from 1997 to 1998. From 1990 to 1997, Dr. Allaway held various positions at Progenics Pharmaceuticals, Inc. in Tarrytown, New York. Dr. Allaway received his M.A. in Zoology from Oxford University and his Ph.D. in Virology from the University of London. He then held research fellowships at Memorial University in Newfoundland, Canada and at the National Institutes of Health in Bethesda, Maryland before entering industry.

Pursuant to the terms of Dr. Allaway’s employment letter agreement, his initial base pay is annualized at $275,000, retroactive to June 14, 2006, and he is eligible to receive an annual cash bonus targeted at 35% of his annual base pay at the end of each calendar year that he is employed by Panacos. The award and amount, which may be less than or greater than the target amount, of any annual cash bonus shall be determined at the sole discretion of Panacos, based on the achievement of mutually agreed upon performance goals, both individual and Company, and Dr. Allaway’s continued employment with Panacos. Any annual cash bonus will be paid within 60 days following the end of the year to which it relates. In connection with his appointment, Dr. Allaway will be granted 60,000 shares of Panacos’ restricted common stock that will vest on May 31, 2007, subject to Dr. Allaway’s continued employment with Panacos. In addition, any of the currently unvested options to purchase 70,534 shares of Panacos’ common stock granted to Dr. Allaway on June 1, 2004 that have not vested would become fully vested on

May 31, 2007, subject to Dr. Allaway’s continued employment with Panacos. The letter agreement also provides for participation in employee benefits offered by Panacos, such as medical, disability and life insurance and Panacos’ 401(k) plan. The letter agreement also provides for the signing of an Employee Non-Disclosure, Non-Competition and Inventions Agreement by Dr. Allaway.

Pursuant to the letter agreement, if Dr. Allaway’s employment is terminated without “cause,” as defined in the letter agreement, or he resigns for “good reason,” as defined in the letter agreement, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Allaway’s medical and dental coverage for one year following the termination date. In addition, any stock options that would have vested during the twelve month period following the termination date will accelerate and vest as of the termination date, and Dr. Allaway will have twelve months to exercise any stock options that are exercisable as of such termination date. If, within twelve months following a change of control, as defined in the letter agreement, Dr. Allaway’s employment is terminated without cause or he resigns for good reason, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Allaway’s medical and dental coverage for one year following the termination date. In addition, on the effective date of such termination or resignation, any outstanding options shall accelerate and become automatically exercisable and the restrictions on any restricted stock then held by Dr. Allaway shall lapse, and Dr. Allaway will have twelve months from the date of such termination or resignation to exercise any exercisable stock options.

There are no family relationships between Dr. Allaway and any director or executive officer of the Company.

(d) Not applicable.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Employment Letter Agreement between Panacos Pharmaceuticals, Inc. and Graham P. Allaway, Ph.D. dated July 10, 2006.

99.1	Press Release of Panacos Pharmaceuticals, Inc. dated July 11, 2006 regarding appointment of Graham P. Allaway, Ph.D. as President and Chief Operating Officer of Panacos Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACOS PHARMACEUTICALS, INC.
Dated: July 11, 2006

	By:	/s/ Peyton J. Marshall
Peyton J. Marshall, Ph.D.
Acting Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Letter Agreement between Panacos Pharmaceuticals, Inc. and Graham P. Allaway, Ph.D. dated July 10, 2006.

99.1	Press Release of Panacos Pharmaceuticals, Inc. dated July 11, 2006 regarding appointment of Graham P. Allaway, Ph.D. as President and Chief Operating Officer of Panacos Pharmaceuticals, Inc.